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                                                                     EXHIBIT 4.6



                                 FIRST AMENDMENT

                                     to the

                       AMENDED AND RESTATED LOAN AGREEMENT


      This FIRST AMENDMENT to the AMENDED AND RESTATED LOAN AGREEMENT (this "Amendment"), dated as of April 18, 1997, is by and between POWER TEST REALTY COMPANY LIMITED PARTNERSHIP, a New York limited partnership having its principal office at 125 Jericho Turnpike, Jericho, New York 11753 (the "Borrower") and FLEET NATIONAL BANK (successor in interest to Fleet Bank of Massachusetts, N.A.), a national banking association having its principal place of business at One Federal Street, Boston, Massachusetts 02110 (the "Bank").

      WHEREAS, the Borrower and the Bank are parties to that certain Amended and Restated Loan Agreement, dated as of October 31, 1995 (the "Loan Agreement"), pursuant to which the Bank, upon certain terms and conditions, has made a loan to the Borrower;

      WHEREAS, Getty Petroleum Corp., a Delaware corporation ("Getty"), an affiliate of the Borrower, has decided to spin-off its petroleum marketing business to its shareholders on a tax-free basis effective as of March 21, 1997, so as to separate Getty's real estate business from its petroleum marketing business;

      WHEREAS, Getty has formed Getty Petroleum Marketing Inc., a Maryland corporation ("Marketing"), to hold and operate its petroleum marketing and related businesses;

      WHEREAS, the Board of Directors of Getty has declared a special distribution of the common stock of Marketing to the shareholders of Getty which was effectuated on March 31, 1997;

      WHEREAS, Getty will retain its real estate business and lease the Stations (as defined in the Loan Agreement) on a long-term net basis to

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Marketing pursuant to a Master Lease Agreement dated as of February 1, 1997;

      WHEREAS, effective as of March 31, 1997, Getty Realty Corp., a Delaware corporation, has merged with and into Getty and Getty in turn has changed its name to "Getty Realty Corp." ("Realty");

      WHEREAS, the Borrower has requested that certain provisions of the Loan Agreement be amended in order, among other things, to provide for certain changes; and

      WHEREAS, the Bank, subject to the terms and provisions hereof, has agreed to amend the Loan Agreement in order to provide for the foregoing matters;

      NOW, THEREFORE, the Borrower and the Bank hereby agree as follows:

      Section 1. Defined Terms. Capitalized terms used in this Amendment without definition that are defined in the Loan Agreement shall have the meanings set forth in the Loan Agreement.

      Section 2. Amendment to Loan Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 5 hereof, the Loan Agreement is hereby amended as follows:

            Section 2.1. The definition of Getty set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety.

            Section 2.2. The following definitions are hereby added to Section 1 of the Loan Agreement in the alphabetically appropriate order:

                  Marketing means Getty Petroleum Marketing Inc., a Maryland corporation.

                  Realty means Getty Realty Corp., a Delaware corporation,
            successor by name change to Getty Petroleum Corp.

            Section 2.3. All references in the Loan Agreement to "Getty" shall be deemed to be references to "Realty".

            Section 2.4. In line 4 of the definition of Affiliate in Section 1 of the Loan Agreement, the word "Marketing," is hereby inserted after the word "PTI,".

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                                       -3-


            Section 2.5. In line 1 of the definition of Bank in Section 1 of the Loan Agreement, the words "Fleet National Bank, a national banking association, as successor in interest to" shall be inserted after the word "means".

            Section 2.6. The definition of Funded Debt to EBITDA Ratio as set forth in Section 1 of the Loan Agreement is hereby deleted in its entirety and replaced with the following definition:

                  Funded Debt to EBITDA Ratio means the ratio of (i) the sum of
            Realty's and Marketing's combined total funded indebtedness for borrowed money (including obligations with respect to leases which would be capitalized) as carried on the respective balance sheets of Realty and Marketing in accordance with generally accepted accounting principles, other than trade debt or similar obligations incurred in the ordinary course of business, on the last day of each fiscal quarter to (ii) the combined amount of Realty's and Marketing's Earnings Before Interest, Taxes, Depreciation and Amortization, for the period of four consecutive fiscal quarters, ending on the last day of the fiscal quarter referred to in clause
            (i) above.

            Section 2.7. The reference to "Section 2.11" in the definition of Operating Account set forth in Section 1 of the Loan Agreement is hereby changed to "Section 2.12".

            Section 2.8. Section 2.3(b) of the Loan Agreement is hereby amended by deleting the table set forth therein in its entirety and replacing it with the following new table:


      Funded Debt to EBITDA Ratio             Interest Rate
      ---------------------------             -------------

      .50x or less to 1                       LIBOR Rate + 1.125%
      .51x - .75x to 1                        LIBOR Rate + 1.25%
      .76x - 1.00x to 1                       LIBOR Rate + 1.375%
      1.01x - 1.24x to 1                      LIBOR Rate + 1.50%
      1.25x - 1.49x to 1                      LIBOR Rate + 1.625%
      1.50x - 1.74x to 1                      LIBOR Rate + 1.75%
      1.75x - 1.99x to 1                      LIBOR Rate + 1.875%
      2.00x - or greater to 1                 LIBOR Rate + 2.00%

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                                       -4-


            Section 2.9. Section 2.13 of the Loan Agreement is hereby deleted in its entirety.

            Section 2.10. In line 3 of Section 3.25 of the Loan Agreement, the word "Marketing," is hereby inserted after the word "PTI,".

            Section 2.11. In line 3 of Section 5.8 of the Loan Agreement, the word "Marketing," is hereby inserted after the word "Borrower,".

            Section 2.12. In line 3 of Section 5.8(a) of the Loan Agreement, the words ", of Marketing" are hereby inserted after the word "Getty".

            Section 2.13. In lines 4 and 6 of Section 5.8(a) of the Loan Agreement, the word ", Marketing" is hereby inserted after the word "Getty".

            Section 2.14. In lines 3, 5 and 12 of Section 5.8(c) of the Loan Agreement, the word ", Marketing" is hereby inserted after the word "Getty".

            Section 2.15. In lines 2 and 4 of Section 5.8(g) of the Loan Agreement, the word "Marketing" is hereby inserted after the word "Getty,".

            Section 2.16. In line 3 of Section 5.8(h) of the Loan Agreement, the word "Marketing," is hereby inserted after the word "Getty,".

            Section 2.17. In lines 2, 5 and 8 of Section 5.8(i) of the Loan Agreement, the words "and Marketing" are hereby inserted after the word "Getty".

            Section 2.18. In line 2 of Section 5.8(k) of the Loan Agreement the word "Marketing, " is hereby inserted after the word "Getty,".

            Section 2.19. In Section 2.8 and Section 1 (ii) of the Loan Agreement, the address "75 State Street, Boston, Massachusetts 02109" is hereby deleted and the address "One Federal Street, Boston, Massachusetts 02110" is substituted in place thereof.

            Section 2.20. Exhibit F to the Loan Agreement is hereby amended by adding thereto the Master Lease Agreement between Realty and Marketing attached hereto as Exhibit F.

      Section 3. Affirmation of Borrower. The Borrower hereby affirms its absolute and unconditional promise to pay to the Bank the Loan and all other amounts due under the Notes and the Loan Agreement, as amended hereby, at the times and in the amounts provided for therein. The Borrower confirms and agrees that the obligations of the Borrower to the Bank under the Loan Agreement, as amended hereby, remain secured by

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                                       -5-


and entitled to the benefits of the Loan Documents as amended and in effect from time to time.

      Section 4. Representations and Warranties. The Borrower hereby represents and warrants to the Bank that the representations and warranties of the Borrower set forth in the Loan Agreement were true and correct when made with respect to the Loan Agreement as in effect as of such time and continue to be true and correct on and as of the date hereof as if made on the date hereof.

      Section 5. Conditions to Effectiveness. The effectiveness of this Amendment shall be subject to the delivery to the Bank by (or on behalf of) the Borrower, contemporaneously with the execution hereof, of the following, in form and substance satisfactory to the Bank:

      (a) This Amendment executed and delivered by the Borrower and the Bank;

      (b) An amendment fee in an amount equal to .125% of the outstanding amount of the Loan;

      (c) An Affirmation and Acknowledgment of Amended and Restated Hazardous Waste and PMPA Indemnification Agreement executed by Realty;

      (d) An Affirmation and Acknowledgment of Three Party Lease Agreement executed by Realty;

      (e) A favorable opinion from Samuel M. Jones, Esq., counsel to the Borrower, Realty and Marketing, addressed to the Bank and dated the date of the execution and delivery of this Amendment, in form, scope and substance satisfactory to the Bank;

      (f) Certified copies of all documents relating to the authorization and execution of the Amendment and the documents contemplated hereby and related authority and organizational documents of the Borrower, Realty and Marketing as the Bank may request; and

      (g) Any other document or instrument the Bank may reasonably request.

      Section 6. Miscellaneous Provisions.

      (a) Except as otherwise expressly provided by this Amendment, all of the terms, conditions and provisions of the Loan Agreement shall remain the same. It is declared and agreed by each of the parties hereto

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                                       -6-


that the Loan Agreement, as amended hereby, shall continue in full force and effect, and that this Amendment and the Loan Agreement shall be read and construed as one instrument.

      (b) THIS AMENDMENT IS INTENDED TO TAKE EFFECT AS AN AGREEMENT UNDER SEAL AND SHALL BE CONSTRUED ACCORDING TO AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

      (c) This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute but one instrument. In making proof of this Amendment it shall not be necessary to produce or account for more than one counterpart signed by each party hereto by and against which enforcement hereof is sought.

      (d) Headings or captions used in this Amendment are for convenience of reference only and shall not define or limit the provisions hereof.

      (e) The Borrower hereby agrees to pay to the Bank, on demand by the Bank, all out-of-pocket costs and expenses incurred or sustained by any Person in connection with the preparation of this Amendment (including legal fees).

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                                       -7-


      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be made by their duly authorized officers as a sealed instrument as of the date first set forth at the beginning of this Amendment.


                                        POWER TEST REALTY COMPANY
                                        LIMITED PARTNERSHIP

                                        By:  CLS General Partnership Corp.,
                                             its General Partner

                                             By:  /s/ Leo Liebowitz
                                                  ----------------------------
                                                  Leo Liebowitz
                                                  President


                                        FLEET NATIONAL BANK, successor in
                                        interest to Fleet Bank of Massachusetts, N.A.

                                             By:
                                                  ----------------------------
                                             Name:
                                                  ----------------------------
                                                         Vice President

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                                       -7-


      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be made by their duly authorized officers as a sealed instrument as of the date first set forth at the beginning of this Amendment.


                                        POWER TEST REALTY COMPANY
                                        LIMITED PARTNERSHIP

                                        By:  CLS General Partnership Corp.,
                                             its General Partner

                                             By:
                                                  ----------------------------
                                                  Leo Liebowitz
                                                  President


                                        FLEET NATIONAL BANK, successor in
                                        interest to Fleet Bank of Massachusetts, N.A.

                                             By:  /s/ Michael A. Palmer
                                                  ----------------------------
                                             Name:  Michael A. Palmer
                                                    --------------------------
                                                         Vice President

                                    EXHIBIT F

                                  Master Lease